Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, May 9,  2018 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported first quarter 2018 results.  Highlights include(1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong first quarter 2018 results
▪	Total subscribers surpassed 33 million for first time
▪	First quarter revenue climbed 6% to $1.4 billion
▪	Total net subscriber additions of 330,000 in the quarter
▪	Net income grew 40% to $289 million; adjusted EBITDA(2) grew 6% to $532 million
▪	Operating cash flow climbed 34% to $415 million; free cash flow(2) climbed 31% to $326 million
▪	SiriusXM reiterated financial and subscriber guidance for 2018
o	Liberty Media’s ownership of SiriusXM stood at 70.6% as of April 23rd
o	From February 1, 2018 through April 30, 2018, repurchased 2.4 million LSXMK shares at an average price per share of $41.16 and total cash consideration of $100 million
•	Attributed to Formula One Group
o

Presented teams and FIA with proposals to improve sport for 2021 and beyond:  alterations to power unit specifications, optimizing cost structure, balancing revenue distribution and amending technical and sporting regulations to facilitate better racing

o

Announced key long-term partnership with China Central Television, the predominant state television broadcaster in China, bringing Formula 1  (“F1”) back to this nationwide platform for the first time since 2012

o	Announced renewed sponsorship agreements with DHL and PETRONAS

o

Progressed digital initiatives with OTT platform “F1 TV” available from Spanish Grand Prix; extension of Snap Inc. agreement;  production of Netflix docu-series;   Players’ Tribune original series; fantasy sports partnership with PlayON; F1 Live Show on Twitter

•	Attributed to Braves Group
o	Announced planned sale of residential portion of Battery Atlanta
o	Silverspot Cinema to open a 38,000 square foot theater in Battery Atlanta
o	Braves record 19-14 as of May 6th, first place in NL East division

“SiriusXM continues its track record of excellent execution and we initiated the purchase of Liberty SiriusXM shares,” said Greg Maffei, Liberty Media President and CEO. “Formula 1’s 2018 season to-date has been celebrated with exciting races and unpredictable outcomes.  We look forward to this weekend’s launch of F1 TV, our OTT product.  A young Atlanta Braves team has started the season strong and The Battery continues to be a compelling draw for fans and businesses.”

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2018 to the same period in 2017.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2018.  In the first quarter, approximately $10 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q17	1Q18	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,294	$1,375	6%
Total Liberty SiriusXM Group	$1,294	$1,375	6%
Operating Income (Loss)
SiriusXM	381	407	7%
Corporate and other	(9)	(11)	(22)%
Total Liberty SiriusXM Group	$372	$396	6%
Adjusted OIBDA
SiriusXM	500	530	6%
Corporate and other	(4)	(5)	(25)%
Total Liberty SiriusXM Group	$496	$525	6%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers. Revenue growth at Liberty SiriusXM Group was partially offset by the impact of the adoption of a new revenue recognition accounting standard, as described in detail in Liberty Media’s Form 10-Q for the quarter ended March 31, 2018.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone first quarter results on April 25, 2018.  For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2018.  In the first quarter, the Formula One Group incurred approximately $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The 2018 season has already seen exciting races with a number of different podium finishers,” said Chase Carey, Formula 1 Chairman and CEO.  “We hosted, with Heineken, our first fan festival for 2018 in Shanghai around the Chinese Grand Prix.  We look forward to heightened fan engagement with the launch of F1 TV Pro this weekend which will enable unprecedented access and views of the race, customizable by the user.  We continue to have productive conversations with the teams as we shape the future long term vision for F1.”

	1Q17	1Q18
	amounts in millions
Formula One Group
Revenue
Formula 1	$96	$114
Total Formula One Group	$96	$114
Operating Income (Loss)
Formula 1	$(57)	$(109)
Corporate and other	(23)	(9)
Total Formula One Group	$(80)	$(118)
Adjusted OIBDA
Formula 1	$18	$3
Corporate and other	(18)	(4)
Total Formula One Group	$—	$(1)

Liberty completed the acquisition of F1 on January 23, 2017. For comparison and discussion purposes, the pro forma results of F1 are presented below for the three months ended March 31, 2017, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2017. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of F1 had the business combination occurred on January 1, 2017, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	1Q17	1Q18	% Change
	amounts in millions
Primary Formula 1 revenue	$79	$85	8%
Other Formula 1 revenue	18	29	61%
Total Formula 1 revenue	$97	$114	18%
Operating expenses (excluding stock-based compensation included below):
Team payments	(47)	(45)	4%
Other cost of Formula 1 revenue	(22)	(36)	(64)%
Cost of Formula 1 revenue	$(69)	$(81)	(17)%
Selling, general and administrative expenses	(20)	(30)	(50)%
Adjusted OIBDA	$8	$3	(63)%
Stock-based compensation	(5)	(3)	40%
Depreciation and Amortization	(108)	(109)	(1)%
Operating loss	$(105)	$(109)	(4)%

Number of races in period	1	1

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees.

Broadcast revenue decreased due to the impact of slightly lower proportionate recognition of season-based income during the quarter (1/21 races in the first quarter of 2018 compared to 1/20 races in the first quarter of 2017). Race promotion and advertising and sponsorship revenue increased due to fee inflation in underlying contracts. Advertising and sponsorship revenue was impacted by the adoption of the new revenue recognition accounting standard (ASC 606), which accelerated the recognition of certain fees related to F1’s Global Partner and Official Supplier contracts. These fee elements were previously recognized pro-rata with the race calendar, but the majority are now being recognized evenly over the calendar year. This change provided a modest tailwind to advertising and sponsorship revenue in the first quarter of 2018 but is expected to be neutral on a full calendar year basis.

Other F1 revenue increased during the first quarter primarily due to the sale of the new F2 chassis and component parts to competing F2 teams as 2018 marks the start of the next three year vehicle cycle for the championship.

Operating loss increased and adjusted OIBDA decreased in the first quarter.  Cost of F1 revenue increased due to costs associated with providing the chassis and component parts to F2 teams, partially offset by reduced team payments due to the pro rata recognition of such payments during the season. Selling, general and administrative expense increased as a result of costs associated with additional headcount, new corporate offices, marketing and research.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was approximately 6.8x as of March 31, 2018, as compared to a maximum allowable leverage ratio of 8.75x.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1, its interest in Live Nation, minority equity investments and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares of the Braves Group underlying the Formula One Group’s 15.1% intergroup interest as of April 30, 2018.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2018.  In the first quarter, approximately $2 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q17	1Q18
	amounts in millions
Braves Group
Revenue
Corporate and other	$5	$28
Total Braves Group	$5	$28
Operating Income (Loss)
Corporate and other	(33)	(51)
Total Braves Group	$(33)	$(51)
Adjusted OIBDA
Corporate and other	(29)	(35)
Total Braves Group	$(29)	$(35)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	1Q17	1Q18	% Change
	amounts in millions
Baseball revenue	$5	$20	300%
Development revenue	—	8	NA
Total revenue	5	28	460%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(17)	(40)	(135)%
Selling, general and administrative expenses	(16)	(21)	(31)%
Adjusted OIBDA	$(28)	$(33)	(18)%
Stock-based compensation	(2)	—	NA
Depreciation and Amortization	(2)	(16)	(700)%
Operating income (loss)	$(32)	$(49)	(53)%

Number of home game openings in period	0	3

Baseball revenue is derived from (i) ballpark operations, (ii) local and national broadcast rights and (iii) licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue increased in the first quarter primarily driven by ballpark operations revenue, with three home games in the first quarter of 2018 compared to no home games in the first quarter of 2017.  Development revenue was nominal in the first quarter of 2017 as the project was still ramping.

Operating loss increased compared to the prior year primarily as a result of increased depreciation and amortization expense due to the depreciation of assets associated with the Braves mixed-use facility and SunTrust Park. Adjusted OIBDA decreased primarily driven by increased operating expense due to higher player salaries and the acceleration of player salary expense as a result of released and injured players, which more than offset the increase in ballpark operations revenue. Selling, general and administrative expense also increased primarily due to higher facilities, marketing and advertising costs associated with baseball and ballpark operations and the mixed-use facility.

The Formula One Group holds an approximate 15.1% intergroup interest in the Braves Group as of April 30, 2018. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of April 30, 2018 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, five minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From February 1, 2018 through April 30, 2018, Liberty Media repurchased approximately 2.4 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $41.16 for total cash consideration of $100 million.  The total remaining repurchase authorization for Liberty Media is approximately $1.2 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Media's earnings conference call which will begin at 11:00 a.m. (E.D.T.) on May 9, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2018.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2017	3/31/2018
Liberty SiriusXM Group
iHeart Debt(1)	$100	$519
Total Liberty SiriusXM Group(2)	$100	$519
Formula One Group
Live Nation Investment(3)	$2,965	2,935
Other Public Holdings(4)	467	471
Total Formula One Group	$3,432	$3,406
Braves Group	N/A	N/A
Total Liberty Media	$3,532	$3,925

(1)	Liberty has purchased $660 million in aggregate principal amount of iHeart bonds to-date.
(2)	SiriusXM’s investment in Pandora excluded from public holdings presented above.
(3)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $756 million and $743 million as of December 31, 2017 and March 31, 2018, respectively.

(4)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2017	3/31/2018
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$615	$658
Formula One Group(2)	282	270
Braves Group	132	114
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$1,029	$1,042

Debt:
SiriusXM senior notes(3)	$6,500	$6,500
2.125% exchangeable senior debentures due 2048(4)	—	400
Margin loans	750	750
Other subsidiary debt(5)	311	375
Total Attributed Liberty SiriusXM Group Debt	$7,561	$8,025
Unamortized discount, fair market value adjustment and deferred loan costs	(65)	(69)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$7,496	$7,956

1.375% cash convertible notes due 2023(4)	1,000	1,000
1% cash convertible notes due 2023(4)	450	450
2.25% exchangeable senior debentures due 2046(4)	445	445
Live Nation margin loan	350	350
Formula 1 bank loan	3,302	3,102
Other corporate level debt	35	34
Total Attributed Formula One Group Debt	$5,582	$5,381
Fair market value adjustment	214	177
Total Attributed Formula One Group Debt (GAAP)	$5,796	$5,558
Formula 1 leverage(6)	7.1x	6.8x

Atlanta Braves debt	667	603
Total Attributed Braves Group Debt	$667	$603
Deferred loan costs	(5)	(4)
Total Attributed Braves Group Debt (GAAP)	$662	$599

Total Liberty Media Corporation Debt (GAAP)	$13,954	$14,113

(1)	Includes $69 million and $79 million of cash and liquid investments held at SiriusXM as of December 31, 2017 and March 31, 2018, respectively.
(2)	Includes $165 million and $140 million of cash and liquid investments held at Formula 1 as of December 31, 2017 and March 31, 2018, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(5)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(6)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased $43 million during the quarter. Additional borrowing at Liberty SiriusXM Group combined with cash from operations at SiriusXM more than offset SiriusXM's stock repurchases and dividend payment, investments in iHeart debt securities at Liberty SiriusXM Group and stock repurchases at Liberty SiriusXM Group. Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at March 31, 2018 is $79 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $464 million during the quarter. On March 6, 2018, Liberty Media closed a private offering for $400 million of 2.125% exchangeable senior debentures due 2048. A total of 49.9 million shares of SiriusXM common stock are attributable to the debentures. Initially, 124.6922 shares of SiriusXM common stock are attributable to each $1,000 original principal amount of debentures, representing an initial exchange price of $8.02 for each share of SiriusXM. Net proceeds are expected to be used for repurchases of Liberty SiriusXM common stock, possible acquisitions or investments and other general corporate purposes.

Also in March 2018, Liberty refinanced its margin loan attributed to Liberty SiriusXM Group for a similar financial instrument with a term loan of $250 million and a $1.1 billion undrawn line of credit for total capacity of $1.35 billion. $750 million was drawn on the margin loan facility as of March 31, 2018. The margin loan matures in March 2020. There are 1 billion shares of SiriusXM common stock pledged as collateral to the margin loan.

Total cash and liquid investments attributed to the Formula One Group decreased  $12 million during the quarter, primarily as a result of debt repayments and interest and tax payments, which were largely offset by cash from operations.

Total debt attributed to Formula One Group decreased $201 million during the quarter primarily as a result of the repayment of debt at F1. On January 31, 2018, F1 refinanced its first lien term loan. Concurrent with the refinancing, F1 repaid $400 million of the first lien term loan using a combination of $150 million of excess cash on the balance sheet and $250 million drawn under its available revolving credit facility. The margin on the first lien term loan was reduced from 3.00% to 2.50%. Subsequently, in March 2018, F1 repaid $50 million of its revolving credit facility loans using excess cash on the balance sheet.

Total cash and liquid investments attributed to the Braves Group decreased $18 million in the quarter as capital expenditures related to the mixed-use development and net debt repayments more than offset cash from operations.

Total debt attributed to the Braves Group decreased by $64 million primarily as a result of repayment of the Braves’ team revolver, partially offset by additional borrowings for funding the mixed-use development.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 11:00 a.m. (E.D.T.) on May 9, 2018.  The call can be accessed by dialing (888)  394-8218 or (323)  794-2149, passcode 2089509 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the future financial performance of F1’s business, plans for the Battery Atlanta and the associated mixed-use development, expansion of the Formula 1 brand on social media, the launch of F1 TV, the continuation of our stock repurchase plan and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media, and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$658	114	270	—	1,042
Trade and other receivables, net	245	80	69	—	394
Other current assets	177	82	224	—	483
Total current assets	1,080	276	563	—	1,919
Intergroup interest in the Braves Group	—	—	207	(207)	—
Investments in debt and equity securities	1,031	8	534	—	1,573
Investments in affiliates, accounted for using the equity method	651	97	910	—	1,658

Property and equipment, at cost	2,307	1,238	182	—	3,727
Accumulated depreciation	(973)	(64)	(87)	—	(1,124)
	1,334	1,174	95	—	2,603

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	964	49	5,002	—	6,015
Other assets	120	20	575	—	715
Total assets	$28,958	1,947	11,842	(207)	42,540

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(3)	(44)	47	—	—
Accounts payable and accrued liabilities	852	68	144	—	1,064
Current portion of debt	5	31	—	—	36
Deferred revenue	1,910	140	413	—	2,463
Other current liabilities	4	9	11	—	24
Total current liabilities	2,768	204	615	—	3,587
Long-term debt	7,951	568	5,558	—	14,077
Deferred income tax liabilities	1,523	68	(81)	—	1,510
Redeemable intergroup interest	—	207	—	(207)	—
Other liabilities	281	518	92	—	891
Total liabilities	12,523	1,565	6,184	(207)	20,065
Equity / Attributed net assets	10,945	377	5,655	—	16,977
Noncontrolling interests in equity of subsidiaries	5,490	5	3	—	5,498
Total liabilities and equity	$28,958	1,947	11,842	(207)	42,540

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,117	—	—	1,117
Formula 1 revenue	—	—	114	114
Other revenue	258	28	—	286
Total revenue	1,375	28	114	1,517
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	310	—	—	310
Programming and content(1)	101	—	—	101
Customer service and billing(1)	94	—	—	94
Other(1)	29	—	—	29
Cost of Formula 1 revenue	—	—	81	81
Subscriber acquisition costs	123	—	—	123
Other operating expenses(1)	31	40	—	71
Selling, general and administrative(1)	202	23	40	265
Depreciation and amortization	89	16	111	216
	979	79	232	1,290
Operating income (loss)	396	(51)	(118)	227
Other income (expense):
Interest expense	(97)	(6)	(47)	(150)
Share of earnings (losses) of affiliates, net	1	3	(12)	(8)
Realized and unrealized gains (losses) on financial instruments, net	58	—	95	153
Unrealized gains (losses) on intergroup interest	—	(5)	5	—
Other, net	5	1	—	6
	(33)	(7)	41	1
Earnings (loss) from continuing operations before income taxes	363	(58)	(77)	228
Income tax (expense) benefit	(81)	6	60	(15)
Net earnings (loss)	282	(52)	(17)	213
Less net earnings (loss) attributable to the noncontrolling interests	82	—	—	82
Net earnings (loss) attributable to Liberty stockholders	$200	(52)	(17)	131

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	4	—	—	4
Selling, general and administrative	26	—	6	32
Stock compensation expense	$40	—	6	46

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,078	—	—	1,078
Formula 1 revenue	—	—	96	96
Other revenue	216	5	—	221
Total revenue	1,294	5	96	1,395
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	277	—	—	277
Programming and content(1)	96	—	—	96
Customer service and billing(1)	97	—	—	97
Other(1)	27	—	—	27
Cost of Formula 1 revenue	—	—	68	68
Subscriber acquisition costs	127	—	—	127
Other operating expenses(1)	24	17	—	41
Selling, general and administrative(1)	184	19	36	239
Depreciation and amortization	90	2	72	164
	922	38	176	1,136
Operating income (loss)	372	(33)	(80)	259
Other income (expense):
Interest expense	(84)	—	(56)	(140)
Share of earnings (losses) of affiliates, net	3	3	(10)	(4)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(12)	(12)
Unrealized gains (losses) on intergroup interest	—	(28)	28	—
Other, net	6	3	8	17
	(75)	(22)	(42)	(139)
Earnings (loss) from continuing operations before income taxes	297	(55)	(122)	120
Income tax (expense) benefit	(108)	6	26	(76)
Net earnings (loss)	189	(49)	(96)	44
Less net earnings (loss) attributable to the noncontrolling interests	65	—	—	65
Net earnings (loss) attributable to Liberty stockholders	$124	(49)	(96)	(21)

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	4	—	—	4
Selling, general and administrative	21	2	8	31
Stock compensation expense	$34	2	8	44

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$282	(52)	(17)	213
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	89	16	111	216
Stock-based compensation	40	—	6	46
Share of (earnings) loss of affiliates, net	(1)	(3)	12	8
Unrealized (gains) losses on intergroup interest, net	—	5	(5)	—
Realized and unrealized (gains) losses on financial instruments, net	(58)	—	(95)	(153)
Noncash interest expense	(1)	1	—	—
Deferred income tax expense (benefit)	73	(2)	(51)	20
Intergroup tax allocation	—	(4)	4	—
Other charges (credits), net	—	11	6	17
Changes in operating assets and liabilities
Current and other assets	(12)	(17)	(68)	(97)
Payables and other liabilities	(19)	97	276	354
Net cash provided (used) by operating activities	393	52	179	624
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(389)	—	(4)	(393)
Cash proceeds from sale of investments	—	—	9	9
Capital expended for property and equipment	(82)	(6)	(1)	(89)
Other investing activities, net	—	37	12	49
Net cash provided (used) by investing activities	(471)	31	16	(424)
Cash flows from financing activities:
Borrowings of debt	1,021	7	289	1,317
Repayments of debt	(569)	(89)	(496)	(1,154)
Series C Liberty SiriusXM stock repurchases	(31)	—	—	(31)
Subsidiary shares repurchased by subsidiary	(309)	—	—	(309)
Cash dividends paid by subsidiary	(15)	—	—	(15)
Taxes paid in lieu of shares issued for stock-based compensation	(27)	—	(1)	(28)
Other financing activities, net	51	—	(1)	50
Net cash provided (used) by financing activities	121	(82)	(209)	(170)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	2	2
Net increase (decrease) in cash, cash equivalents and restricted cash	43	1	(12)	32
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$668	141	270	1,079

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$189	(49)	(96)	44
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	90	2	72	164
Stock-based compensation	34	2	8	44
Share of (earnings) loss of affiliates, net	(3)	(3)	10	4
Unrealized (gains) losses on intergroup interest, net	—	28	(28)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	12	12
Noncash interest expense (benefit)	2	—	—	2
Deferred income tax expense (benefit)	107	31	(12)	126
Intergroup tax allocation	(5)	(37)	42	—
Other charges (credits), net	4	—	(2)	2
Changes in operating assets and liabilities
Current and other assets	(14)	(15)	37	8
Payables and other liabilities	(100)	53	44	(3)
Net cash provided (used) by operating activities	304	12	87	403
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	—	(2)	(3)	(5)
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(54)	(102)	—	(156)
Other investing activities, net	(7)	18	—	11
Net cash provided (used) by investing activities	(61)	(86)	(1,650)	(1,797)
Cash flows from financing activities:
Borrowings of debt	330	114	1,400	1,844
Repayments of debt	(194)	(32)	(928)	(1,154)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,550	1,550
Subsidiary shares repurchased by subsidiary	(306)	—	—	(306)
Cash dividends paid by subsidiary	(15)	—	—	(15)
Taxes paid in lieu of shares issued for stock-based compensation	(20)	—	(2)	(22)
Other financing activities, net	5	—	—	5
Net cash provided (used) by financing activities	(200)	82	2,020	1,902
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	1	1
Net increase (decrease) in cash, cash equivalents and restricted cash	43	8	458	509
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$340	115	626	1,081

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2017 and March 31, 2018, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q17	1Q18
Liberty SiriusXM Group
Revenue	$1,294	$1,375

Adjusted OIBDA	496	525
Depreciation and amortization	(90)	(89)
Stock compensation expense	(34)	(40)
Operating Income	$372	$396

Formula One Group
Revenue	$96	$114

Adjusted OIBDA	—	(1)
Depreciation and amortization	(72)	(111)
Stock compensation expense	(8)	(6)
Operating Income (Loss)	$(80)	$(118)

Braves Group
Revenue	$5	$28

Adjusted OIBDA	(29)	(35)
Depreciation and amortization	(2)	(16)
Stock compensation expense	(2)	—
Operating Income (Loss)	$(33)	$(51)

Liberty Media Corporation (Consolidated)
Revenue	$1,395	$1,517

Adjusted OIBDA	467	489
Depreciation and amortization	(164)	(216)
Stock compensation expense	(44)	(46)
Operating Income	$259	$227

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2017	2018
($ in thousands)
Net income:	$207,073	$289,441
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Share-based payment expense	29,446	34,233
Depreciation and amortization	76,704	72,212
Interest expense	81,657	89,789
Other income	(8,863)	(35,888)
Income tax expense	113,973	80,249
Adjusted EBITDA	$501,803	$531,849

SCHEDULE 3

This press release also includes a presentation of free cash flow of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone cash flow provided by operating activities, as determined under GAAP. SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment and restricted and other investment activity. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by its operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, SiriusXM looks at its operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate its ability to return capital to stockholders. SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of its business, such as cash outflows for acquisitions, strategic investments and net loan activity with related parties. SiriusXM believes free cash flow is an indicator of the long-term financial stability of its business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with

GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine its financial condition, and to compare its operating performance to other communications, entertainment and media companies.  Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2017	2018
($ in thousands)
Cash flow information
Net cash provided by operating activities	$309,325	$414,698
Net cash used in investing activities	$(60,386)	$(84,994)
Net cash used in financing activities	$(232,390)	$(320,281)
Free cash flow
Net cash provided by operating activities	$309,325	$414,698
Additions to property and equipment	(53,365)	(81,405)
Purchases of restricted and other investments	(7,021)	(6,831)
Free cash flow	$248,939	$326,462